

Melissa M. Mallis, Ph.D.
Chief Scientific Advisor

Dr. Melissa Mallis is an internationally renowned and widely-published scientist and a frequent speaker as a researcher and expert on Fatigue Risk Management Systems (FRMS). Dr. Mallis has collaborated with the Federal Aviation Administration (FAA), Civil Aerospace Medical Institute (CAMI), Civil Aviation Safety Authority of Australia (CASA), International Air Transport Association (IATA), US Department of Defense, Transport Canada, and Federal Motor Carrier Safety Administration (FMCSA). She was involved with the development of the FAA's Advisory Circular for FRMS (AC 120-103) and the FRMS Program for the Air Traffic Organization (ATO). Dr. Mallis has been involved in defining the steps and requirements for FRMS under the FAA's upcoming Flightcrew Duty and Rest Requirements.

Prior to serving as Alertness Solutions' Chief Scientific Advisor, Dr. Mallis was Chief Scientist for Operational and Fatigue Research at the Institutes for Behavior Resources and Director of Scientific Affairs for Alertness Solutions. From 1999 to 2005, Dr. Mallis led the NASA Fatigue Countermeasures Group at Ames Research Center, making significant contributions to safety, research, and education in the aviation and space environments. Throughout her career Dr. Mallis has conducted research examining different in-flight fatigue countermeasures, drowsiness detection technologies, and challenges associated with ultra-long range flights.

Dr. Mallis' research has been recognized through numerous honors and awards. She is a member of numerous scientific societies, serves on a number of scientific advisory boards, and participates in many editorial activities for publications within the sleep and circadian field.

Her academic credentials include a B.S. degree in Physics with Honors from Villanova University, a pre-doctoral fellowship with Dr. David Dinges at the University of Pennsylvania School of Medicine, and a Ph.D. in Biomedical Science from Drexel University.